Exhibit 12.2
                                                                       11/1/2005


                               GULF POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2004 and the year to date September 30, 2005

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                                                                                                                         Nine
                                                                                                                        Months
                                                                                                                        Ended
                                                                           Year ended December 31,                   September 30,
                                                            ------------------------------------------------------    ----------
                                                               2000        2001      2002       2003        2004         2005
                                                            --------------------------Thousands of Dollars----------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes                                $ 82,607    $ 89,716   $104,397   $110,104    $108,135     $116,364
Interest expense, net of amounts capitalized                  28,086      25,034     31,452     31,069      34,925       29,727
Distributions on mandatorily redeemable preferred securities   6,200       6,477      8,524      7,085       1,113            0
AFUDC - Debt funds                                               440       2,510      1,392        314         819          483
                                                            ---------   ---------  ---------  ---------   ---------    ---------
Earnings as defined                                         $117,333    $123,737   $145,765   $148,572    $144,992     $146,574
                                                            =========   =========  =========  =========   =========    =========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt                                  $ 22,622    $ 24,520   $ 28,815   $ 27,194    $ 27,693     $ 22,356
Interest on affiliated loans                                       0         396        629        202       3,530        3,724
Interest on interim obligations                                2,804         768        446        197         241          778
Amort of debt disc, premium and expense, net                   2,047       2,059      2,591      2,895       3,050        2,214
Other interest charges                                         1,052        (199)       363        895       1,230        1,138
Distributions on mandatorily redeemable preferred securities   6,200       6,477      8,524      7,085       1,113            0
                                                            ---------   ---------  ---------  ---------   ---------    ---------
Fixed charges as defined                                      34,725      34,021     41,368     38,468      36,857       30,210
Tax deductible preferred dividends                                 5           5          5          5           5            4
                                                            ---------   ---------  ---------  ---------   ---------    ---------
                                                              34,730      34,026     41,373     38,473      36,862       30,214
                                                            ---------   ---------  ---------  ---------   ---------    ---------
Non-tax deductible preferred dividends                           229         212        212        212         212          158
Ratio of net income before taxes to net income              x  1.586    x  1.535   x  1.552   x  1.590    x  1.580     x  1.584
                                                            ---------   ---------  ---------  ---------   ---------    ---------
Pref dividend requirements before income taxes                   363         325        329        337         335          250
                                                            ---------   ---------  ---------  ---------   ---------    ---------
Fixed charges plus pref dividend requirements               $ 35,093    $ 34,351   $ 41,702   $ 38,810    $ 37,197     $ 30,464
                                                            =========   =========  =========  =========   =========    =========

RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED DIVIDEND REQUIREMENTS                                 3.34        3.60       3.50       3.83        3.90         4.81
                                                                ====        ====       ====       ====        ====         ====

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